Press release

RBC Bearings Incorporated Announces Fiscal 2013 Fourth Quarter Results

Oxford, CT – May 29, 2013 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the fourth quarter of fiscal year 2013.

Fourth Quarter Highlights:

-	Gross margin expansion to 39.5%
-	Operating income of 22.0%, adjusted for consolidation and restructuring of large bearing facilities
-	Adjusted diluted EPS of $0.69

	Fiscal 2013		Fiscal 2012		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$103.0		$111.3		-7.5%
Gross margin	$40.7		$41.2		-1.2%
Gross margin %	39.5%		37.0%
Operating income	$15.8	$22.7	$24.1	$24.1	-34.5%	-5.8%
Operating income %	15.3%	22.0%	21.6%	21.6%
Net income	$10.6	$15.9	$15.5	$15.5	-31.9%	2.6%
Diluted EPS	$0.46	$0.69	$0.69	$0.69	-33.3%	0.0%

(1) Results exclude items in reconciliation below.

Full Year Highlights:

-	Gross margin improvement of 2.5% from 35.4% to 37.9%
-	Adjusted operating income improvement to 21.1% from 19.5%
-	Adjusted diluted EPS up 9.0%, from $2.23 to $2.43

	Fiscal 2013		Fiscal 2012		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$403.1		$397.5		1.4%
Gross margin	$152.9		$140.6		8.8%
Gross margin %	37.9%		35.4%
Operating income	$78.1	$85.0	$77.6	$77.6	0.6%	9.5%
Operating income %	19.4%	21.1%	19.5%	19.5%
Net income	$56.3	$55.5	$50.0	$50.0	12.7%	11.1%
Diluted EPS	$2.47	$2.43	$2.23	$2.23	10.8%	9.0%

(1) Results exclude items in reconciliation below.

“Our fourth quarter results continued to benefit from our focus on efficiency gains and margin expansion. Additionally, we expect further gross margin improvements going forward as we begin to realize the benefits of the consolidation and restructuring actions we took over the quarter,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We are pleased with our fiscal 2013 results in which we delivered significant margin expansion and earnings growth, with sales growth reflective of strong aerospace demand largely offset by normalized industrial demand.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2013 were $103.0 million, a decrease of 7.5% from $111.3 million in the fourth quarter of fiscal 2012. The decrease in net sales was attributable to an 18.9% decline in industrial sales driven by slowing OEM activity in mining, semiconductor and military vehicles, partially offset by a 4.9% increase in aerospace and defense driven by commercial aircraft build rates and the aerospace aftermarket. Gross margin for the fourth quarter was $40.7 million compared to $41.2 million for the same period last year. Gross margin as a percentage of net sales was 39.5% in the fourth quarter of fiscal 2013 compared to 37.0% for the same period last year.

SG&A for the fourth quarter of fiscal 2013 was $17.3 million, an increase of $0.8 million over the same period last year. As a percentage of net sales, SG&A was 16.8% for the fourth quarter of fiscal 2013 compared to 14.8% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2013 totaled $7.6 million, an increase of $7.0 million, compared to $0.6 million for the same period last year. For the fourth quarter of fiscal 2013 other operating expenses consisted of $6.7 million related to the consolidation and restructuring of large bearing facilities, amortization of intangibles of $0.4 million, and $0.5 million in costs associated with asset disposals and other items. For the same period last year, other operating expenses consisted mainly of $0.4 million of amortization of intangibles and other items of $0.2 million.

Operating income for the fourth quarter of fiscal 2013 was $15.8 million compared to operating income of $24.1 million for the same period last year. As a percentage of net sales, operating income was 15.3% compared to 21.6% for the same period last year. Operating income excluding costs associated with the consolidation and restructuring of large bearing facilities and disposal of fixed assets, would have been $22.7 million compared to operating income of $24.1 million for the same period last year. As a percentage of net sales, operating income, excluding these charges, would have been 22.0% compared to 21.6% for the same period last year.

Interest expense, net for the fourth quarter of fiscal 2013 was $0.2 million compared to $0.1 million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2013 was $5.0 million compared to $8.4 million for the same period last year. Our effective income tax rate for the fourth quarter of fiscal 2013 was 32.0% compared to 35.0% for the same period last year.

Net income for the fourth quarter of fiscal 2013 was $10.6 million compared to $15.5 million for the same period last year. Excluding the after tax impact of the large bearing consolidation and restructuring, loss on disposal of fixed assets, and a discrete tax benefit, net income would have been $15.9 million for the fourth quarter of fiscal 2013 compared to $15.5 million for the same period last year.

Diluted EPS for the fourth quarter of fiscal 2013 was $0.46 per share compared to $0.69 per share for the same period last year. Excluding the after tax impact of the large bearing consolidation and restructuring, loss on disposal of fixed assets, and a discrete tax benefit, diluted EPS for the fourth quarter of fiscal 2013 would have been $0.69 per share compared to $0.69 per share for the same period last year.

Restructuring and Consolidation of Large Bearing Manufacturing Facilities

In the fourth quarter of fiscal 2013, we reached a decision to consolidate and restructure our large bearing manufacturing facilities and capacity. This decision was based on our intent to better align manufacturing abilities and product development. The consolidation of the Texas facility into the South Carolina operation will strengthen and bring critical engineering and manufacturing mass to the large bearing product line. The consolidation and restructuring includes (1) consolidation of the machinery and equipment from Texas into South Carolina resulting in a certain portion being impaired and sold and the remaining portion used to service the large bearing product offering; (2) the sale or lease of the Texas building; and (3) a reduction in workforce in Texas due to the realignment. The majority of the expense associated with the consolidation and restructuring occurred in fiscal 2013 with continued efforts to sell the equipment and sell or lease the building to be completed in fiscal 2014. As a result, we recorded a pre-tax charge of $6.7 million in fiscal 2013 associated with this consolidation and restructuring. This charge included $0.4 million in employee related costs, $0.1 million in moving and relocation costs, and $6.2 million impairment to fair value of certain equipment used in the manufacturing of large bearings. We estimate the potential for additional period costs of approximately $1.2 million over fiscal 2014 and 2015 associated with the consolidation and relocation of the equipment and the ongoing costs associated with the building until it is sold or leased. The aggregate of the $6.7 million in fiscal 2013 and the potential $1.2 million over fiscal 2014 and 2015 is an expected amount of $7.9 million anticipated to be incurred due to the consolidation and restructuring.

Acquisition of Western Precision Aero

On March 1, 2013, the Company acquired Western Precision Aero LLC (“WPA”), a manufacturer of precision components and gears for the aerospace and industrial markets for $2.6 million. WPA’s sales for calendar year 2012 were approximately $5.0 million. WPA is included in the Plain Bearings segment.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-474-9502 (international callers dial 857-244-7555) and enter conference ID # 26478593. An audio replay of the call will be available from 1:00 p.m. ET on Wednesday, May 29th until 11:59 p.m. ET on Wednesday, June 5th. The replay can be accessed by dialing 888-286-8010 (international callers dial 617-801-6888) and entering conference call ID # 12881594. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,145 people and operates 24 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

FTI Consulting

Michael Cummings

617-897-1532

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Net sales	$103,006	$111,323	$403,051	$397,511
Cost of sales	62,326	70,149	250,122	256,931
Gross margin	40,680	41,174	152,929	140,580

Operating expenses:
Selling, general and administrative	17,315	16,523	65,751	61,303
Other, net	7,612	587	9,077	1,629
Total operating expenses	24,927	17,110	74,828	62,932

Operating income	15,753	24,064	78,101	77,648

Interest expense, net	189	110	868	1,045
Other non-operating (income) expense	6	67	(2,955)	624
Income before income taxes	15,558	23,887	80,188	75,979
Provision for income taxes	4,983	8,361	23,846	25,982
Net income	$10,575	$15,526	$56,342	$49,997

Net income per common share:
Basic	$0.46	$0.71	$2.52	$2.28
Diluted	$0.46	$0.69	$2.47	$2.23

Weighted average common shares:
Basic	22,743,352	21,940,436	22,401,068	21,880,554
Diluted	23,070,315	22,507,838	22,810,793	22,390,914

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

Reconciliation of Reported Operating Income to	Three Months Ended		Twelve Months Ended
Adjusted Operating Income:	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012

Reported operating income	$15,753	$24,064	$78,101	$77,648
Consolidation and restructuring of large bearing facilities	6,738	-	6,738	-
Disposal of other fixed assets	180	-	180	-
Adjusted operating income	$22,671	$24,064	$85,019	$77,648

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Twelve Months Ended
Per Common Share to Adjusted Net Income and	March 30,	March 31,	March 30,	March 31,
Adjusted Net Income Per Common Share:	2013	2012	2013	2012

Reported net income	$10,575	$15,526	$56,342	$49,997
Consolidation and restructuring of large bearing facilities (1)	5,434	-	5,434	-
Disposal of other fixed assets (1)	118	-	118	-
CDSOA payment after taxes (1)	-	-	(2,368)	-
Discrete tax benefit	(192)	-	(3,997)	-
Adjusted net income	$15,935	$15,526	$55,529	$49,997
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.70	$0.71	$2.48	$2.28
Diluted	$0.69	$0.69	$2.43	$2.23

Weighted average common shares:
Basic	22,743,352	21,940,436	22,401,068	21,880,554
Diluted	23,070,315	22,507,838	22,810,793	22,390,914

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 30,	March 31,	March 30,	March 31,
Segment Data, Net External Sales:	2013	2012	2013	2012

Plain bearings segment	$55,797	$56,619	$215,963	$200,141
Roller bearings segment	27,457	35,092	115,021	123,803
Ball bearings segment	11,220	11,399	41,366	42,330
Other segment	8,532	8,213	30,701	31,237
	$103,006	$111,323	$403,051	$397,511

	Three Months Ended		Twelve Months Ended
	March 30,	March 31,	March 30,	March 31,
Selected Financial Data:	2013	2012	2013	2012

Depreciation and amortization	$3,645	$3,548	$14,719	$14,190

Incentive stock compensation expense	$1,275	$1,000	$5,288	$4,121

Cash provided by operating activities	$17,038	$13,059	$66,262	$45,029

Capital expenditures	$11,213	$6,542	$42,017	$17,841

Total debt			$10,300	$1,041

Cash and short-term investments			$115,778	$68,621

Backlog			$216,510	$215,873